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                                                                    EXHIBIT 5.1


                         OPINION AND CONSENT OF COUNSEL


November 5, 2001

MoliChem Medicines, Inc.
100 Europa Drive
Suite 421
Chapel Hill, North Carolina 27514


Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2 of MoliChem Medicines, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 9,482,530 shares of common stock, $.0001 par value per share, for resale by the selling stockholders of the Company (the "Registered Stock"). The Registered Stock may be sold to the public by the selling stockholders named in the Registration Statement.

         As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance of the Registered Stock.

         We are of the opinion that the shares of Registered Stock have been validly authorized and, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof, and any supplements and amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/KAPLAN GOTTBETTER & LEVENSON, LLP


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